AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CASELLA WASTE SYSTEMS, INC.,
                             a Delaware Corporation

                           Incorporated March 1, 1993

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware


         The undersigned, John W. Casella, is President and Secretary, of Casella Waste Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"). The Corporation's Certificate of Incorporation was initially filed in the Office of the Secretary of State of the State of Delaware on March 1, 1993. The undersigned, as President and Secretary of the Corporation, do hereby certify that (a) the Board of Directors duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware proposing that this Amended and Restated Certificate of Incorporation (the "Restated Certificate" or "Certificate of Incorporation") be approved and declaring the adoption of such Restated Certificate to be advisable; and (b) the stockholders of the Corporation duly approved this Restated Certificate by written consent in accordance



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with Sections 228, 242 and 245 of the General Corporation Law of the State of
Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to this Restated Certificate.

         FIRST.  The name of the Corporation is:

                           Casella Waste Systems, Inc.

         SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 10,000,000 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), (ii) 1,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock", and collectively with the Class A Common Stock, the "Common Stock") and
(iii) 4,941,250 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

         The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK.

         1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated in this Restated Certificate or by the Board of Directors upon any issuance of the Preferred Stock of any series.


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         2. Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the Class A Common Stock and the Class B Common Stock shall vote together as a single class. There shall be no cumulative voting.

         The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. The Corporation shall not declare or pay any dividends or other distributions (as defined below) on shares of Class A Common Stock until the holders of the Class B Common Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Class B Common Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Class A Common Stock, multiplied by (ii) the number of whole shares of Class A Common Stock into which such share of Class B Common Stock is then convertible.

         4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders (treating Class A Common Stock and Class B Common Stock equally for this purpose), subject to any preferential rights of any then outstanding Preferred Stock.

         5. Optional Conversion of Class B Common Stock. The holders of the Class B Common Stock shall have conversion rights as follows (the "Class B Conversion Rights"):

                  (a) Right to Convert. Each holder of Class B Common Stock shall have




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the right, at any time, to convert any or all shares of Class B Common Stock held by such holder, without the payment of additional consideration by the holder thereof, into fully paid and nonassessable shares of Class A Common Stock at a rate of one share of Class A Common Stock for each share of Class B Common Stock so converted (subject to adjustment as provided below) (the "Conversion Rate").

                  (b) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Class B Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value per share of Class A Common Stock, as determined by the Board of Directors in their reasonable judgment.

                  (c)      Mechanics of Conversion.

                           (i) In order for a holder of Class B Common Stock to
convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock, at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice as to the number of shares of Class B Common Stock that such holder elects to convert. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Class B Common Stock, or to his or its nominees, (x) a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share, and (y) a certificate for the balance of the shares of Class B Common Stock represented by the certificate or certificates surrendered to the Corporation, if any, not so converted.

                           (ii) The Corporation shall at all times when the
Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class B Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock.

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                           (iii) Upon any such conversion, no adjustment to the
conversion rate shall be made for any declared but unpaid dividends on the Class B Common Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

                           (iv) All shares of Class B Common Stock which shall
have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Class B Common Stock accordingly.

                           (v) The Corporation shall pay any and all issue and
other taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (d) Stock Splits and Combinations. The Corporation shall not effect a subdivision or combination of the outstanding Class A Common Stock unless an equal subdivision or combination shall have been effected on the Class B Common Stock, and vice versa.

                  (e) Adjustment for Reclassification, Exchange, or Substitution. If the Class A Common Stock issuable upon the conversion of the Class B Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a




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reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Class B Common Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which such shares of Class B Common Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

B.       PREFERRED STOCK.

         Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

         Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation or otherwise by agreement, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.       SERIES PREFERRED STOCK.

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         Six hundred sixteen thousand six hundred twenty (616,620) shares of the authorized and unissued shares of Preferred Stock of the Corporation are hereby designated "Series A Redeemable Preferred Stock" (the "Series A Preferred Stock"), One million four hundred two thousand four hundred sixty-one
(1,402,461) shares of the authorized and unissued shares of Preferred Stock of the Corporation are hereby designated "Series B Redeemable Preferred Stock" (the "Series B Preferred Stock"), One million (1,000,000) shares of the authorized and unissued shares of Preferred Stock of the Corporation are hereby designated as "Series C Redeemable Preferred Stock" (the "Series C Preferred Stock"), and One million nine hundred twenty-two thousand one hundred sixty-nine (1,922,169) shares of the authorized and unissued shares of Preferred Stock of the Corporation are hereby designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"), with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are sometimes referred to as the "Series Preferred Stock", and the Series D Preferred Stock is sometimes referred to as the "Convertible Preferred Stock".

         1.       Dividends.

                  (a) The Corporation shall not declare or pay any dividends or other distributions (as defined below) on shares of Common Stock until the holders of the Convertible Preferred Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Convertible Preferred Stock is then convertible.

                  (b) For purposes of this Section 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price equal to the original issue price of such shares and other than redemptions in




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liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

         2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal (i)(A) $1.50 per share of Series A Preferred Stock; (B) $2.00 per share of Series B Preferred Stock; (C) $7.00 per share of Series C Preferred Stock; and (D) $7.00 per share of Series D Preferred Stock (subject, in each case, to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any cash dividends declared but unpaid thereon, or (ii) in the case of Series D Preferred Stock, if greater than the amount described in clause (i) above, such amount per share as would have been payable had such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to

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




its stockholders.

                  (c) Any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold, directly or indirectly, more than 50% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation of the Corporation, in which case each holder of Series Preferred Stock shall be entitled to receive the amount payable to such holder pursuant to Subsection 2(a) above. The amount deemed distributed to the holders of Series Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

         3.       Voting.

                  (a) Each holder of outstanding shares of Convertible Preferred Stock shall be entitled to one vote for each whole share of Class A Common Stock into which the shares of Convertible Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) below or by the provisions establishing any other series of Series Preferred Stock, holders of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class. The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be non-voting.

                  (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series Preferred Stock so as to affect adversely the Series Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series Preferred Stock, or any series thereof, as to the right to receive either dividends or amounts distributable upon




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liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series Preferred Stock, or any series thereof, and the authorization of any shares of capital stock on a parity with Series Preferred Stock, or any series thereof, as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series Preferred Stock. The number of authorized shares of Series Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the directors of the Corporation pursuant to Section 151 of the General Corporation Law of Delaware or by the affirmative vote of the holders of a majority of the then outstanding shares of the Common Stock, Series Preferred Stock and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         4. Optional Conversion. The holders of the Convertible Preferred Stock (i.e., not including the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each holder of Convertible Preferred Stock shall have the right, at any time, to convert all (and not less than all) of the shares of a series of Convertible Preferred Stock held by such holder, without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by multiplying the number of shares of such series of Convertible Preferred Stock held by such holder, times a fraction the numerator of which is $7.00 in the case of Series D Preferred Stock and the denominator of which is the applicable Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $7.00 in the case of Series D Preferred Stock. Such initial Conversion Price, and the rate at which shares of Convertible Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

                  (b) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                  (c)      Mechanics of Conversion.

                           (i) In order for a holder of Convertible Preferred
Stock to convert shares of Convertible Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible

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Preferred Stock, at the office of the transfer agent for the Convertible
Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all of the shares of the Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall at all times when the
Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                           (iii) Upon any such conversion, no adjustment to the
Conversion Price shall be made for any declared but unpaid dividends on the Convertible Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

                           (iv) All shares of Convertible Preferred Stock which
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to




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receive notices and to vote, shall immediately cease and terminate on the
Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

                           (v) The Corporation shall pay any and all issue and
other taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (d) Adjustments to Conversion Price for Diluting Issues:

                           (i) Special Definitions. For purposes of this
Subsection 4(d), the following definitions shall apply:

                                    (A) "Option" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in Subsection 4(d)(i)(D)(IV) below.

                                    (B) "Original Issue Date" shall mean the
date on which a share of Convertible Preferred Stock was first issued.

                                    (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (D) "Additional Shares of Common Stock"
shall mean all shares of Class A Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Class A Common Stock issued or issuable:

                                             (I)     upon conversion of any
Convertible Securities

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




outstanding on the Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

                                            (II) as a dividend or distribution
on Series Preferred Stock;

                                            (III) by reason of a dividend, stock
split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

                                            (IV) to employees or directors of,
or consultants to, the Corporation pursuant to plans adopted by the Board of Directors of the Corporation; or

                                            (V) upon the conversion or exercise
of the subordinated note or warrants issued or issuable in connection with the acquisition by the Corporation of Sawyer Environmental Services and Sawyer Environmental Recovery Facilities, Inc. (up to 158,590 shares in the aggregate), upon the exercise of warrants issuable in connection with the acquisition by the Corporation of Northeast Waste Services, Ltd. (up to 100,000 shares in the aggregate), and upon the exercise of the warrant (no. R1995-1) issued to Springer Sanitation Services, Inc.

                          (ii) No Adjustment of Conversion Price. No adjustment
in the number of shares of Common Stock into which any series of the Convertible Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for such series in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of more than 50% of the then outstanding shares of such series of Series Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                          (iii) Issue of Securities Deemed Issue of Additional
Shares of Common Stock.





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



         If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (A) No further adjustment in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (B) If such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (C) Upon the expiration or termination of
any unexercised Option, the Conversion Price shall be readjusted as if such Option had never been issued; and

                                    (D) In the event of any change in the number
of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change.

                          (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock.

         In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed to be issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued or deemed to be issued; provided that, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                          (v) Determination of Consideration. For purposes of
this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (A) Cash and Property: Such consideration
shall:

                                             (I) insofar as it consists of cash,
be computed at
the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                                             (II) insofar as it consists of
property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                             (III) in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(I) and (II) above, as determined in good faith by the Board of Directors.

                                    (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                            (x) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                            (y) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                          (vi) Multiple Closing Dates. In the event the
Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

                  (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Class A Common Stock, the Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Class A Common Stock, the Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Class A Common Stock, then and in each such event the Conversion Prices for the Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each such Conversion Price for the Convertible Preferred Stock then in effect by a fraction:


                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Convertible Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter each such Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of such series of Convertible Preferred

Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Class A Common Stock on the date of such event.

                  (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Class A Common Stock, then and in each such event provision shall be made so that the holders of the Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Convertible Preferred Stock been converted into Class A Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Convertible Preferred Stock; and provided further, however, that no such adjustment shall be made with respect to a series of Convertible Preferred Stock if the holders of such series simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series had been converted into Class A Common Stock on the date of such event.

                  (h) Adjustment for Reclassification, Exchange, or Substitution. If the Class A Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred Stock against impairment.

                  (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and
(iii) the number of shares of Class A Common Stock and the amount, if any, of other property which then would be received upon the conversion of such Convertible Preferred Stock.

                  (l)      Notice of Record Date.  In the event:

                             (i) that the Corporation declares a dividend (or
any other distribution) on its Class A Common Stock payable in Class A Common Stock or other securities of the Corporation;

                             (ii) that the Corporation subdivides or combines
its outstanding shares of Class A Common Stock;

                             (iii) of any reclassification of the Class A Common
Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Class A Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                             (iv) of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Convertible Preferred Stock, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                  (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                  (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         5.       Mandatory Conversion.

                  With respect to each series of Convertible Preferred Stock:

                  (a) Upon the closing of the sale of shares of Class A Common Stock of the Corporation, at a price at least equal to 175% of the then-applicable Conversion Price for such series in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20 million of gross proceeds to the Corporation (such offering being referred to as a "Qualified Offering" and the closing date thereof being referred to as the "Mandatory Conversion Date"), (i) all outstanding shares of such series of Convertible Preferred Stock shall automatically be converted into shares of the Class A Common Stock, at the then effective conversion rate and (ii) the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as such series of Convertible Preferred Stock, and all provisions included under the caption "Series Preferred Stock", and all references to such series of Series Preferred Stock insofar as they relate to such series (but with no impact on any other series which is not so converted), shall be deleted and shall be of no further force or effect.

                  (b) All holders of record of shares of such series of Convertible Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of such series of Convertible Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of such series of Convertible Preferred Stock at such holder's address last shown on the records of the transfer agent for such series of Convertible Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of such series of Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Public Offering Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to such series of Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Public Offering Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Public Offering Common Stock into which such series of Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for such series of Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Public Offering Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Public Offering Common Stock otherwise issuable upon such conversion.

                  (c) All certificates evidencing shares of such series of Convertible Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of such series of Convertible Preferred Stock represented thereby converted into Public Offering Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized shares of such series of Convertible
Preferred Stock accordingly.

         6.       Optional Redemption.

                  (a) At any time and from time to time, the Corporation may, at the option of its Board of Directors, redeem the Series A Preferred Stock, the Series B Preferred Stock and/or the Series C Preferred Stock (the "Redeemable Preferred Stock"), in whole or in part, by paying: $1.50 per share of Series A Preferred Stock; $2.00 per share of Series B Preferred Stock and $7.00 per share of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalizations affecting such shares) in cash (hereinafter referred to as the "Redemption Price") for the applicable series.

                  (b) In the event of any redemption of only a part of a series of the then outstanding Redeemable Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof based on the aggregate redemption price payable for all of the outstanding shares of such series of Redeemable Preferred Stock on the date of the Redemption Notice (as defined below).

                  (c) At least 10 days prior to the date fixed for any redemption of Redeemable Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of shares of Redeemable Preferred Stock to be redeemed, at his or its address last shown on the records of the transfer agent of the Redeemable Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of the election of the Corporation to redeem such shares, specifying the Redemption Date and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of Redeemable Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Redeemable Preferred Stock designated for redemption in the Redemption Notice as holders of Redeemable Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                  (d) Subject to the provisions hereof, the Board of Directors of the Corporation shall have authority to prescribe the manner in which Redeemable Preferred Stock shall be redeemed from time to time. Any shares of Redeemable Preferred Stock so redeemed shall permanently be retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Redeemable Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Redeemable Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

         7.       Mandatory Redemption of Series C Preferred Stock

                  (a) Irrespective of the provisions of Section 6 above, the Corporation will, subject to the conditions set forth in Section 9 below, upon the closing of a Liquidity Event, redeem all shares of Series C Preferred Stock outstanding as of the date thereof, at a price equal to the Series C Redemption Price.

                  (b) In the event that a Liquidity Event has not closed on or prior to December 31, 2000, the Corporation will, subject to the conditions set forth in Section 9 below, redeem all shares of Series C Preferred Stock held by a holder thereof at a price equal to the Series C Redemption Price simultaneously with the Put Closing Date (as defined in the Repurchase Agreement dated as of December 22, 1995 among the Corporation, BCI Growth III, L.P., North Atlantic Venture Fund, L.P. and Vermont Venture Capital Fund, L.P. (the "Repurchase Agreement")) with respect to the repurchase of the warrants dated July 26, 1993 and May 25, 1994 (the "Warrants"), or of the shares of Common Stock issued upon the exercise of the Warrants, held by such holder. In the event a holder tenders fewer than all of the Warrants or shares of Common Stock issued upon the exercise thereof, the Corporation shall redeem a proportional amount of such holder's Series C Preferred Stock. Following the Put Closing Date (as defined in the Repurchase Agreement), the Series C Preferred Stock shall be deemed to have been redeemed in full and on such date all rights of the holders of such shares as a stockholder of the Corporation shall cease, except the right to receive the Series C Redemption Price upon presentation and surrender of the certificate representing the Series C Preferred Stock, and such Series C Preferred Stock will not from and after the Put Closing Date be deemed to be outstanding.

         (c) For purposes hereof, a "Liquidity Event" shall be deemed to occur:

                  (i)      upon the closing of a Qualified Offering; or

                  (ii) upon (i) a merger or consolidation of the Corporation with or into any other corporation or corporations, other than (a) a merger of consolidation of a subsidiary of the Corporation with or into the Corporation or with or into any other subsidiary or (b) a merger in which the Corporation is the surviving corporation and which does not result in more than 50% of any class of the capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger;
(ii) the sale of all or substantially all the assets of the Corporation; (iii) a sale, lease, transfer or other disposition (or the last such sale, lease, transfer or other disposition in a series of related transactions) resulting in the transfer of more than 50% of the outstanding capital stock of the Corporation to an unrelated and unaffiliated third party purchaser; or (iv) any other transaction (or the last such transaction in a series of related transactions) resulting in the transfer by John W. Casella and/or Douglas R. Casella to any one or more persons of an aggregate of more than twenty percent (20%) of the shares of any class of the Corporation's stock held by John W. Casella and/or Douglas R. Casella, or which creates in favor of any one or more persons the right, directly or indirectly, to acquire from John W. Casella and/or Douglas R. Casella shares which in the aggregate represent more than twenty percent (20%) of the shares of any class of the Corporation's stock held by John W. Casella and Douglas R. Casella

         8.       Stockholders' Right to Require Redemption of
                  Series Preferred Stock.

                  (a) On or after January 1, 2001, each of the holders of Series D Convertible Preferred Stock shall have the option to tender all or any portion of such shares held by such person (the "Series D Holder") to the Corporation (the "Series D Put"), by delivering to the Corporation an instrument in writing (the "Series D Put Notice") notifying the Corporation of such Series D Holder's intention to tender to the Corporation all or a portion of such shares. The Corporation shall immediately acknowledge receipt of the Series D Put Notice by telex, telegram, telecopy or other similar electronic device, and confirm such notification by first class mail, and at such time shall notify all other holders of Series D Preferred Stock of its receipt thereof. The

Series D Put Notice shall specify the amount of shares of Series D Preferred Stock that the Series D Holder proposes to tender to the Corporation. If the Corporation receives additional Series D Put Notices from other Series D Holders within ten (10) days of the receipt of the initial Series D Put Notice, the Corporation shall consummate all Series D Puts subject thereto simultaneously.

                  (b) The redemption price for each share of Series D Preferred Stock shall be equal to the greater of (x) the Fair Market Value Per Share (as hereinafter defined) as of the date on which the Series D Put Notice shall have been given, or (y) $7.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount in this clause (y) being referred to as the "Series D Liquidation Amount", and the greater of the amounts in clause (x) or clause (y) being referred to as the "Series D Redemption Price".

                  (c) Within ten days after the determination of the Fair Market Value Per Share, such Series D Holder shall elect the "Interest Option" or the "Equity Option". If the Series D Holder elects the "Interest Option", the shares of Series D Preferred Stock to be so redeemed shall be deemed to have been redeemed in full on the date on which the first payment therefor is made (the "Series D Put Closing Date"), and on such closing date all rights of the holder of such shares as a holder thereof shall cease, except the right to receive the Series D Redemption Price (together with any interest payable thereon) upon presentation and surrender of the certificate representing such shares, and such shares will not from and after such closing date, as the case may be, be deemed to be outstanding. If the Series D Holder elects the Interest Option, the Series D Liquidation Amount for each of the shares of Series D Preferred Stock to be so redeemed shall be paid in eight (8) quarterly installments, commencing on the Series D Put Closing Date, together with interest at a rate equal to 15% per annum on the Series D Liquidation Amount. Any amount of the Series D Redemption Price in excess of the Series D Liquidation Amount shall be paid not later than the date on which the final installment of the Series D Liquidation Amount is due, together with interest thereon at a rate equal to the prime rate announced from time to time by Citibank, N.A. plus two percent (2%) per annum. Such interest shall accrue from the date of the Series D Put Notice (but not prior to December 31, 2000). All payments on account of the aggregate redemption price for any shares of Series D Preferred Stock shall be deemed to be applied equally to all of the shares of Series D Preferred Stock to be redeemed and shall be deemed to be applied first to the payment of the interest on the Series D Liquidation Amount; second, to the Series D Liquidation Amount; third, to the interest due on the amount of the Series D Redemption Price in excess of the Series D Liquidation Amount; and fourth, to the amount of the Series D Redemption Price in excess of the Series D Liquidation Amount. The Series D Put Closing Date shall be the thirtieth (30th) day after determination of the redemption price pursuant to paragraph (b) above, at the Corporation's headquarters, or such other date and place as is mutually agreeable to the Corporation and the tendering Series D Holders.

                  (d) If a Series D Holder elects the "Equity Option", (i) the Corporation shall redeem, in eight quarterly installments commencing on the Series D Put Closing Date, such number of shares of Series D Preferred Stock as has an aggregate redemption price equal to the product of (X) the Series D Liquidation Amount times (Y) the aggregate number of Series D Preferred Stock to be so redeemed; and (ii) the Corporation shall redeem the remaining shares of Series D Preferred stock to be so redeemed (if any) not later than the date on which the final redemption of Series D Preferred Stock pursuant to clause (i) above is due. The redemption price for the shares of Series D Preferred Stock pursuant to the Equity Option shall be equal to the amount set forth in paragraph (b) above. Notwithstanding the foregoing, at any time prior to the first to occur of (I) the redemption by the Corporation of all of the remaining shares of Series D Preferred Stock to be redeemed from such Holder; or (II) the exercise by holders of the Series D Preferred Stock of their remedies under
Section 4.3 of the 1995 Stockholders Agreement among the Corporation and the stockholders of the Corporation dated as of December 22, 1995, any Holder of Series D Preferred Stock who has elected the Equity Option may revoke the Series D Put Notice with respect to any shares of Series D Preferred Stock held by him then outstanding and may repurchase from the Corporation all shares of Series D Preferred Stock previously redeemed from such holder by the Corporation. The price to be paid by the holder for such shares of Series D Preferred Stock shall be equal to the price paid by the Corporation to the holder for such shares of Series D Preferred Stock. Immediately upon the repurchase of such shares of Series D Preferred Stock by such holder, such shares shall be automatically converted into shares of Class A Common Stock in a manner consistent with the provisions of Section 5(a) above at the then effective conversion rate. The Corporation shall give at least ten days' notice to the holders of Series D Preferred Stock which are being redeemed prior to redeeming any shares of Series D Preferred Stock other than in accordance with clause (i) above. No interest shall be paid on the purchase price of any Series D Preferred Stock if the Series D Holder elects the Equity Option with respect thereto.

                  (e) Any holder of Series A Preferred Stock or Series B Preferred Stock shall have the right to require the Corporation to redeem such shares upon the following events:

                           (i) simultaneously with, or at any time following,
the exercise, for cash, of the Warrants. The aggregate redemption price so payable to the holder on account of the redemption of the Series A Preferred Stock or Series B Preferred Stock shall not exceed the aggregate cash amount so received by the Corporation in payment of the exercise price of the Warrants. The Corporation shall make payment for such shares in cash.

                           (ii) simultaneously with the exercise by such holder
of the Put (as defined in the Repurchase Agreement) with respect to the 1993 Warrants or the 1994 Warrants held by him. If the holder has exercised the "Interest Option" with respect to such Put (as defined in the Repurchase Agreement), the redemption price payable to the holder of the Series A Preferred or the Series B Preferred to be so redeemed (the "Series A Redemption Price" or the "Series B Redemption Price", as the case may be) shall bear interest at a rate equal to 15% per annum from the date of the Put Notice (as defined in the Repurchase Agreement) (but not prior to December 31, 2000). If the holder has exercised the "Equity Option" with respect to such Put (as defined in the Repurchase Agreement), the Series A Redemption Price and the Series B Redemption Price shall not bear interest. The Series A Redemption Price and the Series B Redemption Price shall be payable in eight quarterly installments, commencing on the Put Closing Date (as defined in the Repurchase Agreement).

The redemption price payable by the Corporation for shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed pursuant to this paragraph (d) shall be $1.50 per share of Series A Preferred Stock and $2.00 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). At the closing, the holders whose shares are to be redeemed shall deliver the stock certificates evidencing the shares to be redeemed, duly endorsed for transfer to the Corporation, and free and clear of any lien, charge or other encumbrance (and each such holder shall deliver to the Corporation a certificate to the effect that the shares are good and marketable and free of any lien, charge or other encumbrance). From and after the date on which the first payment for the redemption of the shares of Series A Preferred Stock or Series B Preferred Stock is made (regardless of whether the holder thereof has elected the Interest Option or the Equity Option with respect to the repurchase by the Corporation of the 1993 Warrants or the 1994 Warrants), all rights of the holder with respect to the shares to be so redeemed will terminate, except only the rights of the holders thereof to receive payment for such shares as described above.

         9.       Limitation on Redemption Obligations.

         Notwithstanding anything in this Article FOURTH to the contrary:

                  (a) If the funds of the Corporation legally available for redemption of the capital stock of the Corporation on any date are insufficient to redeem the number of shares of capital stock, and/or warrants exercisable therefor, then required under Section 7 or 8 or under the Repurchase Agreement to be redeemed or repurchased, those funds which are legally available will be used to redeem the maximum possible number of such shares of capital stock and/or warrants exercisable therefor ratably on the basis of the principal amount of the redemption or repurchase price which would the be payable if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of capital stock and/or warrants exercisable therefor then required to be redeemed or repurchased. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the capital stock of the Corporation, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares and/or warrants which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

                  (b) Unless there shall have been a default in payment of the Redemption Price pursuant to Section 6 or 7 or the Put Price pursuant to Section 8, no share of Series Preferred Stock (other than shares of Series D Preferred Stock being repurchased pursuant to the Equity Option which have not yet been repurchased by the Corporation) shall be entitled to any dividends declared after its Redemption Date (with respect to Section 6 or 7) or the closing date of any put (pursuant to Section 8), and on such Redemption Date or closing date all rights of the holder of such share as a stockholder of the Corporation shall cease, except the right to receive the redemption price or put price of such shares (together with any interest payable thereon) upon presentation and surrender of the certificate representing such share, and such share will not from and after such Redemption Date or closing date, as the case may be, be deemed to be outstanding.

                  (c) Any Series Preferred Stock redeemed pursuant to Section 6, 7 or 8 will be cancelled and will not under any circumstances be reissued, sold or transferred (other than as expressly set forth in paragraph 8(c) above), and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series Preferred Stock accordingly.

         10.      Definitions.

         For purposes of this Article FOURTH, "Fair Market Value Per Share" of a series of Convertible Preferred Stock means the fair market value of that number of shares of Class A Common Stock into which a share of such series of Convertible Preferred Stock is then convertible (treating, for purposes of such determination, the Class B Common Stock as having equal per share voting rights as the Class A Common Stock). Such determination shall be made by a nationally known investment banking firm experienced in such valuations acceptable to the Corporation and the holders of a majority of the shares to be redeemed. If the Corporation and the holders of a majority of the shares of Convertible Preferred Stock to be redeemed are unable to agree on the selection of such an investment banking firm within 30 days after the date of the Election Notice, then each of the Corporation, on the one hand, and the electing holders, on the other hand, shall choose one investment banking firm so qualified, and such two firms shall select a third such firm so qualified. The investment banking firm so selected shall furnish the Corporation and the electing holders with a written valuation (using one or more valuation methods that such firm, in its best professional judgment, determines to be most appropriate) within 60 days of such selection, setting forth its determination of the Fair Market Value Per Share. When determining such fair market value, the investment banking firm shall consider, among other factors, book value, replacement value, earnings and the value of future cash flows of the Corporation as an on-going enterprise, shall consider both the sale of various combinations of the individual assets of the Corporation as well as a sale of the Corporation as a whole, choosing the manner of sale which maximizes the aggregate value of the assets being sold, and shall make no deduction, discount or other subtraction whatsoever for the possible minority status of any such holder or for the restrictions on transfer contained in Section 2 of the 1995 Stockholders Agreement to which the holders of the shares to be redeemed are subject. The determination of the investment banking firm shall be final and binding on the Corporation and the electing holders. The costs of the valuation shall be borne equally by the Corporation, on one hand, and the electing holders, on the other hand.

         FIFTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

                  1. Election of directors need not be by written ballot.

                  2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SIXTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         SEVENTH. 1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

         2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

         3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

         4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

         5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to
Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

         6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60- day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

         7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

         9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

         10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

         11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

         12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

         13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

         14. Definitions. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

         15. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

         EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         EXECUTED at Rutland, Vermont, on December 22, 1995.



                                        ----------------------------
                                        President

ATTEST:


--------------------
Secretary

[Corporate Seal]